Exhibit 23.1

Crowe Horwath LLP
Independent Member Crowe Horwath International

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Form 8-K/A of Cross Country Healthcare, Inc., and to the incorporation by reference in the following Registration Statements on Form S-8 No. 333-74862 pertaining to the Cross Country Healthcare, Inc. Amended and Restated 1999 Stock Option Plan and Cross Country Healthcare, Inc. Amended and Restated Equity Participation Plan and Form S-8 No. 333-196639 pertaining to the Cross Country Healthcare Inc. 2014 Omnibus Incentive Plan (f/k/a Cross Country Healthcare, Inc. 2007 Stock Incentive Plan) of our reports dated May 9, 2012 and September 12, 2014; and June 26, 2014 and September 12, 2014 relating to the consolidated financial statements of MSN HoldCo, LLC and Subsidiaries for the years ended December 25, 2011, December 30, 2012 and December 29, 2013. Our report dated June 26, 2014 and September 12, 2014 expresses an unqualified opinion and includes an explanatory paragraph regarding matters that raise substantial doubt about MSN HoldCo, LLC and Subsidiaries’ ability to continue as a going concern.

Crowe Horwath LLP

Ft. Lauderdale, Florida
September 12, 2014